STATE  OF  DELAWARE
SECRETARY  OF  STATE
DIVISION  OF  CORPORATIONS
FILED  09:00  AM  10/15/1992
922905023-2067280

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

     Horizon Capital Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES  HEREBY  CERTIFY:

     FIRST: That the- Board of Directors of said corporation; at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

               RESOLVED, that the Certificate of Incorporation of Horizon Capital Corp. be amended by changing the FIRST Article thereof So that, as amended, said Article shall be and read as fo1lows~

                    "FIRST: The name of (hereinafter called the "Corporation") is Reconversion Technologies, Inc.

     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of section 228 of the General corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the state of Delaware.

     FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on the date of filing.

     IN WITNESS WHEREOF~ said Horizon Capital Corp. has caused this certificate to be signed by Pat Catizone, its President, and attested by Pat Catizone, its Acting Secretary, this 14th day of October, 1992.

HORIZON  CAPITAL  CORP.
PAT  CATIZONE.  PRESIDENT


to before me this
14th day of October

/s/   Gary B. Wolff
--------------------------
Notary Public


Sworn


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